Exhibit 10.2

BIOTIE THERAPIES CORP. STOCK OPTION PLAN 2011 (the Plan)

The Board of Directors of Biotie Therapies Corp. (the Board) has at its meeting on December 6, 2011 resolved, by authorization of the Annual General Meeting of Shareholders of Biotie Therapies Corp. (the Company) on May 6, 2011 that stock options (Stock Options) be issued to the personnel of the Company and of its subsidiaries (the Employees), on the following terms and conditions:

I STOCK OPTION TERMS AND CONDITIONS

1. Number of Stock Options

The maximum total number of Stock Options which may be issued is 7,401,000. If the maximum number of Stock Options were to be granted, they would entitle their owners to subscribe for a maximum total of 7,401,000 new shares in the Company or existing shares held by the Company (Shares).

2. Right to Stock Options

The Board shall determine, in its absolute discretion, which Employees are to be granted Stock Options. The Board, in its absolute discretion, shall decide the timing of any grants, the quantum of any such grants and any special terms that should apply to such grants consistent with this Plan.

When deciding upon the quantum of any grant the Board may take into consideration the duration of employment or service of the individual concerned.

The Stock Options shall be issued at no cost to the Employees. The Company has a weighty financial reason for the issue of Stock Options, since the Stock Options are intended to form part of the Company´s and of its subsidiaries´ (jointly, the Group) incentive and commitment program for the Employees.

3. Stock Options

The Stock Options are divided into three (3) tranches. The Stock Options shall be marked with a symbol to identify them by tranche. 2,467,000 shall be marked 2011A, 2,467,000 shall be marked 2011B and 2,467,000 shall be marked 2011C.

The Employees, to whom Stock Options are offered, shall be notified in writing by the Board. The Stock Options shall be delivered to the recipients in accordance with Section I.5 when the Employee has accepted the offer from the Board.

4. Discretionary Periods and Setting of Targets

The Plan includes three (3) consecutive discretionary periods, calendar years 2011 (for Stock Options 2011A), 2012 (for Stock Options 2011B) and 2013 (for Stock Options 2011C) (each separately, a Discretionary Period). If the Company’s financial year changes from being based on calendar years, before the end of a Discretionary Period, the Board shall be entitled to change a Discretionary Period accordingly.

Each year the Board shall determine the strategic and operational targets that shall be applied for each Discretionary Period (Targets). In addition, the Board shall determine for each Discretionary Period the maximum number of Stock Options to be offered per Employee.

Each Employee shall be notified of the Targets and maximum number of Stock Options that may be granted as soon as reasonably possible after the decision by the Board.

The Board shall be entitled to adjust the Targets in the event of any substantial extraordinary events during a Discretionary Period. This kind of event may be an acquisition or a divestment, an incidental capital gain or loss or any other circumstance that was not foreseen when the Targets were set but which has a material impact on the achievement of the Targets.

5. Grant of Stock Options

After the end of each Discretionary Period, the Board shall, in its absolute discretion, determine what proportion of the maximum number of Stock Options to grant.

Fifty (50) per cent of the maximum number of Stock Options shall be granted without reference to the Targets and the other fifty (50) per cent of the Stock Options shall be granted based on the fulfillment of the Targets.

Grants may only be made to Employees who are employed by or in the service of the company belonging to the Group (Group Company) on the grant date.

If some Stock Options are not granted because the Targets are not met or if Stock Options are returned to the Company, they can be granted at a later time.

The Stock Options shall not constitute a part of employment or service contract of a Stock Option recipient, and they shall not be regarded as salary or fringe benefit. Stock Option recipients shall have no right to receive compensation on any grounds, on the basis of Stock Options, during employment or service or thereafter. Stock Option recipients shall be liable for all taxes and tax-related consequences arising from receiving or exercising Stock Options.

The Board shall have the right, in its absolute discretion, to reduce, including for the avoidance of doubt to zero, the number of Stock Options to be granted, or to postpone the Stock Option grants to a later date that better suits the Company, if material changes that are beyond the Company’s control, such as legal, fiscal, economic or business related factors, might lead to an extremely harmful or unreasonable outcome for the Company.

The Board shall have the right to cancel the grant of any Stock Options or granted Stock Options that are subject to the transfer restriction, if the Group’s financial statements have to be restated, if the Targets have been manipulated, or if a Stock Option recipient has, in the reasonable opinion of the Board, committed a serious criminal offence, broken any ethical code of which he has been notified by the Company or has otherwise acted in a way which the Board reasonably thinks might damage the reputation of the Company.

6. Transfer and Forfeiture of Stock Options

6.1. Transfer of Stock Options

The Company shall hold the Stock Options on behalf of the Stock Option owner until the beginning of the share subscription period.

The Stock Options are non-transferable to a third party by the Stock Option owner and may be exercised for share subscription only, unless otherwise provided in Section II.7. The Board may, however, in its absolute discretion, permit the transfer or pledge of Stock Options, e.g. in selected countries. Should the Stock Option owner transfer his or her Stock Options in that case, such person shall be obliged to inform the Company about the transfer or pledge in writing, without delay.

6.2. Termination of Employment or Service during the Discretionary Period

Should an Employee´s employment or service in a Group Company end during a Discretionary period, all rights to Stock Options shall be forfeited. The Board may, however, in these cases decide upon an Employee´s right to the Stock Options accrued by the end of employment or service.

Should an Employee´s employment or service in a Group Company end due to a corporate arrangement or transfer of business, during a Discretionary Period, the Board shall decide upon an Employee´s right to the Stock Options accrued by the end of employment or service.

6.3. Termination of Employment or Service after the Discretionary Period

Should a Stock Option owner´s employment or service in a Group Company terminate after the Discretionary Period, such person shall, without delay, forfeit to the Company or its designate, without compensation, all Stock Options granted to that individual, for which the relevant share subscription period specified in Section II.2 has not begun, on the last day of such person’s employment or service. However, the Board may, in its absolute discretion, decide that the Stock Option owner is entitled to keep such Stock Options, or a part of them.

Should a Stock Option owner become permanently disabled, retire statutorily or as determined by the Company, or die, after a Discretionary Period, a Stock Option owner or his or her estate or beneficiary or heir shall be entitled to keep the granted Stock Options.

Should a Stock Option owner´s employment or service in a Group Company end due to a corporate arrangement or transfer of business, after a Discretionary Period, a Stock Option owner shall be entitled to keep the granted Stock Options.

In all cases, a Stock Option owner or his or her estate or beneficiary or heir shall be entitled to keep Stock Options for which the relevant share subscription period specified in Section II.2 has begun.

A Stock Option owner shall, during his or her employment, service or thereafter, have no right to receive compensation on any grounds for Stock Options that have been forfeited in accordance with these terms and conditions.

6.4. Incorporation of Stock Options into the Book-entry Securities System

The Board may decide to incorporate the Stock Options into the book-entry securities system. Should the Stock Options be incorporated into the book-entry securities system, the Company shall have the right to request and get transferred all forfeited Stock Options from the Stock Option owner’s book-entry account to the book-entry account nominated by the Company, without the consent of the Stock Option owner. In addition, the Company shall be entitled to register transfer restrictions and other restrictions concerning the Stock Options on the Stock Option owner’s book-entry account, without the consent of the Stock Option owner.

II SHARE SUBSCRIPTION TERMS AND CONDITIONS

1. Right to subscribe for Shares

Each Stock Option entitles its owner to subscribe for one (1) new Share in the Company or an existing Share held by the Company. The share subscription price shall be credited to the reserve for invested unrestricted equity.

2. Share Subscription and Payment

The share subscription period shall be

•	for stock option 2011A January 1, 2014-February 28, 2015

•	for stock option 2011B January 1, 2015-February 29, 2016

•	for stock option 2011C January 1, 2016-February 28, 2017.

Should the last day of the share subscription period not be a banking day, the share subscription may be made on a banking day following the last share subscription day.

Share subscriptions shall take place at the head office of the Company or possibly at another location and in a manner to be determined later. Upon subscription, payment for the subscribed Shares shall be made to the bank account designated by the Company. The Board shall decide on all measures concerning the share subscription.

3. Share Subscription Price

The share subscription price shall, for all Stock Options, be EUR 0.01.

4. Registration of Shares

Shares subscribed for and fully paid shall be registered on the book-entry account of the subscriber.

5. Shareholder Rights

The dividend rights of the new Shares and other shareholder rights shall commence after the Shares have been entered into the Trade Register.

Should existing Shares, held by the Company, be given to the subscriber of Shares, the subscriber shall be given the right to dividends and to other shareholder rights after the Shares have been registered on his or her book-entry account.

6. Share Issues, Stock Options and Other Special Rights entitling to Shares before Share Subscription

Should the Company, before the share subscription, decide on an issue of shares or an issue of new stock options or other special rights entitling to shares, so that the shareholders have pre- emptive right to subscription, a Stock Option owner shall have the same right as, or an equal right to, that of a shareholder. Equality is reached in the manner determined by the Board by adjusting the number of Shares available for subscription. The adjustment shall also be applied to Stock Options that have not yet been granted to the Employees.

7. Rights in Certain Cases

7.1. Distribution of Assets

Should the Company, differing from the Company´s normal practice, distribute dividends or similar assets from reserves of unrestricted equity, after December 6, 2011 but before share subscription, the Board may decide on the adjustment of the number of Shares available for subscription so that the position of the Stock Option owner corresponds to that of a shareholder, as per the dividend record date or the record date of the repayment of equity. The adjustment shall also be applied to Stock Options that have not yet been granted to the Employees.

Should the Company reduce its share capital by distributing share capital to the shareholders, or reduce its share premium fund by distributing funds from the share premium fund to the shareholders, after December 6, 2011 but before share subscription, the Board may decide on the adjustment of the number of Shares available for subscription so that the position of the Stock Option owner corresponds to that of a shareholder, as per the record date of the repayment of share capital. The adjustment shall also be applied to Stock Options that have not yet been granted to the Employees.

7.2. Liquidation or deregistration of the Company

Should the Company be placed in liquidation before the share subscription, the Stock Option owner shall be given an opportunity to exercise his or her share subscription right, within a period of time determined by the Board. Should the Company be deregistrated, before the share subscription, the Stock Option owner shall have the same right as, or an equal right to, that of a shareholder.

Should the Company be placed in liquidation or be deregistered during the Discretionary Period, the Stock Option recipient shall be granted such number of Stock Options that corresponds to the achievement of the Targets in accordance with Section I.4 and Section I.5. Thereafter the Stock Option owner shall be given an opportunity to exercise his or her share subscription right, within a period of time determined by the Board. In these cases, the Plan shall expire.

7.3. Merger, Demerger or Transfer of Domicile

Should the Company resolve to merge with another company as a merging company or merge with a company to be formed in a combination merger, or should the Company resolve to be demerged entirely, the Stock Option owners shall, prior to the registration of the execution of a merger or a demerger, be given the right to subscribe for Shares with their Stock Options, within a period of time determined by the Board. Alternatively, the Board may give a Stock Option owner the right to convert the Stock Options into stock options issued by the other company, in the manner determined in the draft terms of merger or demerger, or in the manner otherwise determined by the Board, or the right to sell Stock Options prior to the registration of the execution of a merger or a demerger. After such period, no share subscription right or conversion right shall exist. The same proceeding shall apply to cross-border mergers or demergers, or should the Company, after having registered itself as an European Company (Societas Europae), or otherwise, register a transfer of its domicile from Finland into another member state of the European Economic Area. The Board shall decide on the impact of potential partial demerger on the Stock Options. In the above situations, the Stock Option owners shall have no right to require that the Company redeem the Stock Options from them at their market value.

Should the Company resolve to merge or demerge entirely or transfer its domicile from Finland into another member state of the European Economic Area during the Discretionary Period, the Stock Option recipient shall be granted such number of Stock Options that corresponds to the achievement of the Targets in accordance with Section I.4 and Section I.5. Thereafter the proceedings shall be the same as above. In these cases, the Plan shall expire.

7.4. Acquisition or Redemption of Treasury Shares, Stock Options and other Special Rights entitling to Shares

Acquisition or redemption of the Company’s treasury shares or acquisition of stock options or other special rights entitling to shares shall have no impact on the rights of the Stock Option owner. Should the Company, however, resolve to acquire or redeem its treasury shares from all shareholders, the Stock Option owners shall be made an equivalent offer or an equivalent adjustment to the number of Stock Options shall be made.

7.5. Redemption Right and Obligation

Should a redemption right and obligation in relation to all of the Company’s shares, as referred to in Chapter 18 Section 1 of the Finnish Limited Liability Companies Act, arise to any of the shareholders, prior to the end of the share subscription period, on the basis that a shareholder possesses over 90 per cent of the shares and the votes of the shares of the Company, the Stock Option owners shall be given the opportunity to exercise their right of share subscription by virtue of the Stock Options, within a period of time determined by the Board, or the Stock Option owners shall have an equal obligation to that of shareholders to transfer their Stock Options to the redeemer, notwithstanding the fact that the Stock Options are non-transferable to a third party according to Section I.6.

Should a redemption right or obligation arise during the Discretionary Period, the Stock Option recipient shall be granted such number of Stock Options that corresponds to the achievement of the Targets in accordance with Section I.4 and Section I.5. Thereafter the proceedings shall be the same as above. In these cases, the Plan shall expire.

III OTHER MATTERS

1. Applicable Law and Settlement of Disputes

These terms and conditions shall be construed in accordance with and governed by the laws of Finland. All disputes arising in relation to the Stock Options shall be exclusively submitted to arbitration, in accordance with the Arbitration Rules of the Finnish Central Chamber of Commerce. The place of arbitration shall be Helsinki, Finland. The language of the arbitration proceedings shall be English or Finnish and the arbitral tribunal shall consist of one (1) arbitrator, who shall be appointed by the Board of Arbitration of the Central Chamber of Commerce.

Stock Options may be granted to individuals who are located outside Finland. The Plan shall be operated in a way which complies with the law wherever the individuals are located. If the Plan needs to be completed in any way in order to comply with local law (whether in general or in relation to any particular grant, including grants already made) then the Board may make such additions as it considers reasonably necessary and desirable, within the requirements of the laws of Finland.

2. Amendment and Interpretation of the Terms and Conditions

The Board shall be entitled to interpret the terms and conditions of the Plan.

The Board shall manage the Plan and all matters relating thereto. The decision of the Board on any matters relating to the Plan shall be final and binding on all parties.

The Board may delegate certain matters relating to the Plan to individuals within the Company as it sees fit.

The Board may make any technical amendments required by the incorporation of the Stock Options into the book-entry securities system, to these terms and conditions, as well as on other amendments and specifications to these terms and conditions which are not considered as essential. All matters related to the Stock Options shall be decided on by the Board.

3. Administration of the Plan

Should the Stock Option owner act against these terms and conditions, or against the instructions given by the Company, on the basis of these terms and conditions, or against applicable law, or against the regulations of the authorities, the Company shall be entitled to withdraw, without paying any compensation, any Stock Options which have not been transferred, or with which Shares have not been subscribed for, from the Stock Option owner.

The Company may maintain a register of the Stock Option owners on which the Stock Option owners´ personal data is recorded. A Stock Option owner accepts that the data shall be administered and processed by the Company or any other agent or person designated by the Company. A Stock Option owner is entitled to request access to the data referring to him or her and held by the Company. The Company may send all announcements regarding the Stock Options to the Stock Option owners by e-mail.

These terms and conditions have been prepared in Finnish and in English. In the case of any discrepancy between the Finnish and English versions, the English shall prevail.